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                                                                     Exhibit 5.1


                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019



NEXTLINK Communications, Inc.
500 108th Avenue N.E., Suite 2200
Bellevue, Washington 98004


Ladies and Gentlemen:

      We have acted as counsel to NEXTLINK Communications, Inc., a corporation organized under the laws of Delaware (the "Company") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of 6,656,600 shares of Class A common stock par value $.02 per share (the "Shares") in to be issued in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 14, 1999 by and among WNP Communications, Inc. ("WNP"), a Delaware corporation, the Company, and PCO Acquisition Corp., a Delaware corporation and wholly-owned direct subsidiary of the Company (the "Merger Sub").

      For purposes of this opinion, we have been supplied with and reviewed a copy of the Registration Statement, and have relied upon the Certificate of Incorporation and By-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein. As to various questions of fact, we have relied on statements and certificates of officers and representatives of the Company.

      Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matter not disclosed to us, we are of the opinion that:

      (i) the Company is a company duly incorporated, and validly existing and in good standing under Delaware law;

      (ii) the Company has full power and authority, and has obtained all governmental authorizations, licenses, permits, certificates and approvals as are necessary to own its properties and to conduct its business as described in the Registration Statement;

      (iii) the Company has an authorized share capital as set forth in the Registration Statement and all the issued common shares of the Company have been duly and validly authorized and issued, and are fully paid and non-assessable;


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      (iv)  the Shares have been duly and validly authorized by the Company, and when issued in exchange for the securities of WNP as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable; and

      (v) the statements set forth in the Registration Statement under headings "The Merger" and "The Merger Agreement ", are accurate in all material respects and fairly present the information disclosed therein in all material respects.

      We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the corporate laws of the State of Delaware and the federal laws of the United States of America.

      We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         Very truly yours,



         /s/ Willkie Farr & Gallagher